Exhibit 99.1        Press Release dated October 25, 2021

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2021 THIRD QUARTER FINANCIAL RESULTS

Pleasanton, CA – October 25, 2021

●	Quarterly net sales of $396.7 million, an increase of 8.9% year-over-year
●	Gross margin of 49.9% increased from 47.6% in the prior year period
●	Quarterly income from operations of $100.6 million, an increase of 10.2% year-over-year; operating margin of 25.4% increased from 25.1% in the prior year period
●	Quarterly diluted earnings per share of $1.70, an increase of 10.4% year-over-year
●	Repurchased $24.1 million of the Company's common stock during the quarter
●	Declared $0.25 per share quarterly cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2021. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended September 30, 2021 with the quarter ended September 30, 2020.

2021 Third Quarter Financial Highlights

•Consolidated net sales of $396.7 million increased 8.9% from $364.3 million.
◦North America net sales of $338.6 million increased 6.8% from $316.9 million due primarily to product price increases that took effect in April, June and August of 2021 in an effort to offset rising material costs, and were partially offset by lower sales volumes, primarily in the home center channel. Canada's net sales were positively impacted by approximately $1.0 million in foreign currency translation.
◦Europe net sales of $54.8 million increased 22.5% from $44.8 million, primarily due to higher sales volumes and were positively affected by approximately $0.9 million in foreign currency translation related to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $198.0 million increased 14.3% from $173.2 million. Gross margin increased to 49.9% from 47.6%.
◦North America gross margin increased to 52.1% from 48.9%, primarily due to product price increases in the second and third quarters of 2021.
◦Europe gross margin decreased to 37.7% from 37.9%, primarily due to higher material costs, labor, factory, warehouse and shipping costs, each as a percentage of net sales.

•Consolidated income from operations of $100.6 million increased 10.2% from $91.3 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses, as the Company transitions to a more normalized operating environment following cash preservation actions taken in 2020 in response to uncertainty of the impact of the COVID-19 pandemic on the Company. Consolidated operating margin increased to 25.4% from 25.1%.
◦North America income from operations of $97.0 million increased from $87.4 million, primarily due to the increase in gross profit, partly offset by higher operating expenses due to higher personnel costs and professional fees.
◦Europe income from operations of $7.5 million increased from $6.1 million, primarily due to the increase in sales volumes and gross profit, partly offset by higher operating expenses due to higher professional fees and personnel costs.

•The Company's effective income tax rate decreased to 26.1% from 26.2%.

•Net income was $73.8 million, or $1.70 per diluted share of the Company's common stock, compared to net income of $67.1 million, or $1.54 per diluted share.

•Cash flow provided by operating activities decreased approximately $46.3 million to $40.5 million from $86.8 million.

•Cash flow used in investing activities increased approximately $6.9 million to $15.0 million from $8.1 million. Capital expenditures were approximately $12.0 million compared to $6.8 million.

Management Commentary

“We are very pleased with our continued solid financial and operational performance in the third quarter, with our income from operations increasing to $100.6 million, resulting in strong earnings per diluted share of $1.70,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “During the third quarter, we experienced lighter sales volumes in North America in the distribution channels we serve. We believe our customers are adopting a more cautious stance in regard to their inventory levels given tightening labor and supply chain conditions and the potential impact on the building industry. Sales volumes also reflected an as expected decline year-over-year in our home center channel related to the load-in of our products at Lowe’s during the third quarter of 2020 following their return as a home center customer. We expect volume levels in the home center channel to begin normalizing in the fourth quarter as demand increases and we lap the elevated volumes from our Lowe’s product load-ins.”

Ms. Colonias concluded, “We continue to remain focused on executing our key growth initiatives as well as providing capital returns to our stockholders. Our strong cash generation enabled us to invest $12.0 million for capital expenditures during the quarter as well as to pay $10.9 million in dividends and repurchase $24.1 million of Simpson common stock. While the macroeconomic landscape remains challenging for Simpson and its customers due to ongoing global supply chain constraints, limited steel availability and a tight labor market, we continue to deliver on the key elements of our business model to ensure we meet our customers’ needs. I’d like to sincerely thank all of our employees for their commitment to Simpson and their dedication to health, safety and outstanding customer service.”

Corporate Developments

•On October 19, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be payable on January 27, 2022 to the stockholders of record as of January 6, 2022.

•During the third quarter of 2021, the Company repurchased 222,060 shares of the Company's common stock in the open market at an average price of $108.64 per share, for a total of $24.1 million. As of September 30, 2021, approximately $75.9 million remained available for repurchase under the Company's previously announced $100.0 million share repurchase authorization (which expires at the end of 2021).

Business Outlook

On July 26, 2021, the Company provided a full-year outlook. The Company is updating certain elements of its outlook, primarily reflecting actual results of the third quarter as well as the Company's latest views on demand trends, raw material input costs and operating expenses. The Company's outlook for the full fiscal year ending December 31, 2021 is as follows:

•Operating margin is estimated to be in the range of 20.0% to 22.0%.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates.

•Capital expenditures are estimated to be in the range of $55 million to $60 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter of 2021 financial results conference call on Monday, October 25, 2021, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=146757 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, November 8, 2021, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13723661. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, costs of raw materials comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the duration and impact of the COVID-19 pandemic on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Part I – Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, and subsequent filings with the SEC. To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$396,738	$364,304	$1,154,661	$974,048
Cost of sales	198,706	191,061	597,901	521,339
Gross profit	198,032	173,243	556,760	452,709
Research and development and engineering expense	14,562	12,287	43,321	37,860
Selling expense	35,063	29,396	99,053	84,757
General and administrative expense	47,792	40,289	143,767	117,396
Total operating expenses	97,417	81,972	286,141	240,013
Gain on disposal of assets	(4)	(72)	(112)	(209)
Income from operations	100,619	91,343	270,731	212,905
Interest expense, net and other	(846)	(518)	(5,259)	(3,202)
Income before taxes	99,773	90,825	265,472	209,703
Provision for income taxes	25,995	23,768	68,822	52,341
Net income	$73,778	$67,057	$196,650	$157,362
Earnings per common share:
Basic	$1.70	$1.54	$4.54	$3.60
Diluted	$1.70	$1.54	$4.52	$3.59
Weighted average shares outstanding:
Basic	43,276	43,474	43,287	43,683
Diluted	43,485	43,683	43,500	43,873
Cash dividend declared per common share	$0.25	$0.23	$0.73	$0.69
Other data:
Depreciation and amortization	$10,439	$10,349	$33,192	$30,088
Pre-tax equity-based compensation expense	$3,146	$4,031	$13,391	$9,459

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
	2021	2020	2020
Cash and cash equivalents	$294,180	$311,465	$274,639
Trade accounts receivable, net	236,535	226,447	165,128
Inventories	385,512	260,054	283,742
Other current assets	34,760	22,439	29,630
Total current assets	950,987	820,405	753,139
Property, plant and equipment, net	255,547	246,472	255,184
Operating lease right-of-use assets	41,513	41,453	45,792
Goodwill	133,495	133,734	135,844
Other noncurrent assets	40,527	35,801	42,610
Total assets	$1,422,069	$1,277,865	$1,232,569
Trade accounts payable	$62,405	$42,271	$48,271
Accrued liabilities and other current liabilities	183,072	148,890	145,790
Total current liabilities	245,477	191,161	194,061
Operating lease liabilities, net of current portion	33,063	33,354	37,199
Long-term debt, net of current portion	—	75,000	—
Deferred income tax and other long-term liabilities	20,526	17,550	20,366
Stockholders' equity	1,123,003	960,800	980,943
Total liabilities and stockholders' equity	$1,422,069	$1,277,865	$1,232,569

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2021	2020	change*	2021	2020	change*
Net Sales by Reporting Segment
North America	$338,591	$316,902	6.8%	$989,711	$852,759	16.1%
Percentage of total net sales	85.3%	87.0%		85.7%	87.5%
Europe	54,832	44,766	22.5%	155,567	114,877	35.4%
Percentage of total net sales	13.8%	12.3%		13.5%	11.8%
Asia/Pacific	3,315	2,636	25.8%	9,383	6,412	46.3%
	$396,738	$364,304	8.9%	$1,154,661	$974,048	18.5%
Net Sales by Product Group**
Wood Construction	$338,896	$311,167	8.9%	$996,261	$834,411	19.4%
Percentage of total net sales	85.4%	85.4%		86.3%	85.7%
Concrete Construction	57,589	52,983	8.7%	157,417	139,299	13.0%
Percentage of total net sales	14.5%	14.5%		13.6%	14.3%
Other	253	154	N/M	983	338	N/M
	$396,738	$364,304	8.9%	$1,154,661	$974,048	18.5%
Gross Profit (Loss) by Reporting Segment
North America	$176,256	$155,061	13.7%	$497,070	$409,863	21.3%
North America gross margin	52.1%	48.9%		50.2%	48.1%
Europe	20,680	16,980	21.8%	56,228	40,787	37.9%
Europe gross margin	37.7%	37.9%		36.1%	35.5%
Asia/Pacific	1,139	1,376	N/M	3,590	2,026	N/M
Administrative and all other	(43)	(174)	N/M	(128)	33	N/M
	$198,032	$173,243	14.3%	$556,760	$452,709	23.0%
Income (Loss) from Operations
North America	$96,954	$87,378	11.0%	$261,487	$213,135	22.7%
North America operating margin	28.6%	27.6%		26.4%	25.0%
Europe	7,517	6,074	23.8%	15,681	7,100	120.9%
Europe operating margin	13.7%	13.6%		10.1%	6.2%
Asia/Pacific	313	519	N/M	941	(160)	N/M
Administrative and all other	(4,165)	(2,628)	N/M	(7,378)	(7,170)	N/M
	$100,619	$91,343	10.2%	$270,731	$212,905	27.2%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400